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                                                                    Exhibit 99.3

                   VOYAGER PETROLEUM SUBSIDIARY EXTENDS LEASE
                        WITH NORTH AMERICAN REFINING CO.

July 18, 2007

SOVEREIGN OIL

HINSDALE IL -- (PRIME NEWSWIRE) - July 17,, 2007 - VOYAGER PETROLEUM , INC. (OTCBB: VYGO) (Frankfurt:DXD.F - News) announces that its wholly owned subsidiary, Sovereign Oil, Inc., entered into a lease with North American Refining Co. ("North American") for the use of North American's compounding and blending facility located in McCook, Illinois. This lease has an term of six months. The facility will be used to blend and dry reclaimed used oil for use in lubricant oil products which will be sold to the automotive and industrial after-market. Sovereign Oil will also have access to twenty storage tanks as well as access to North American's on-site services which include packaging capabilities for both quart and gallon bottles of oil.

Sebastien Dufort, President of Voyager Petroleum, commented that, " We believe that this lease with North American will allow Sovereign to maximize the convenience of immediate access to all these capabilities under one roof in a cost-efficient manner, which, we believe, will allow for faster fulfillment of orders and we hope will provide Sovereign's new Vice President of Distribution, Mazen Khatib, with the necessary tools to support enhanced customer service."

ABOUT VOYAGER PETROLEUM

Voyager Petroleum seeks to acquire reputable middle market petroleum based lubricant companies that refine, blend, bottle, and distribute to the automotive and manufacturing after market with established regional distribution channels and experienced management that would recognize increased revenue and significant cost savings from an injection of working capital, wider distribution, or vertical integration.

Forward-Looking Statements

This press release contains forward-looking statements, which represent the Company's expectations or beliefs, including, but not limited to, statements concerning plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words may, will, expect, anticipate, intend, could, estimate, or continue or the negative or other variations thereof or comparable terminology. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond the Company's control, and actual results.

Contact:

Investor Relations Inquiries

Prominence Media Corporation
Jelena Popovic
Tel: 1.866.483.7772
E-mail: vygo@prominencemediacorp.com

Summit Financial Partners, LLC
Anthony D. Altavilla, President
Tel: 317.218.0204